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                                                                     EXHIBIT 5.1







                                January 30, 2001

Board of Directors
Argo Bancorp, Inc.
5818 South Archer Road
Summit, Illinois  60501

Ladies and Gentlemen:

         We have acted as counsel to Argo Bancorp, Inc. (the "Company") in connection with a Registration Statement on Form S-3 (the "Registration Statement") being filed by the Company under the Securities Act of 1933, as amended, with the Securities and Exchange Commission on the date hereof. The Registration Statement relates to the offer and sale by certain Selling Shareholders named in the prospectus contained therein of up to 1,002,448 shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company. We have been requested by the Company to furnish an opinion to be included as an exhibit to the Registration Statement.

         We have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

         Based on the foregoing, we are of the opinion that 1,002,448 shares of Common Stock covered by the Registration Statement have been legally issued and are fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading "Legal Matters" in the prospectus included therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                    Very truly yours,

                                    KELLEY DRYE & WARREN, LLP


                                    By: /s/ NORMAN B. ANTIN
                                       ---------------------------------------
                                             Norman B. Antin, a Partner